Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

(303) 386-1193
thaugeto@arraybiopharma.com

TOPLINE RESULTS ANNOUNCED FROM A PHASE 2 STUDY IN ADVANCED MELONOMA OF INVESTIGATIONAL ANTI-CANCER DRUG AZD6244 (ARRY- 886)

Boulder, Colo., (December 19, 2007) - Array BioPharma Inc. (NASDAQ: ARRY) today announced initial results from a randomized Phase 2 study comparing AZD6244 (ARRY-886) monotherapy with temozolomide (Temodar®, an alkylating agent) in the first-line treatment of advanced melanoma. There was no apparent difference in efficacy between AZD6244 and temozolomide for the primary endpoint (Progression Free Survival).  AstraZeneca, which licensed AZD6244 from Array in 2003, was responsible for running the Phase 2 trial.

Based on the results of this study, AstraZeneca does not plan to progress AZD6244 as a monotherapy into a Phase 3 trial in patients with advanced melanoma at this time, although anti-tumor activity was detected.  AstraZeneca is exploring other options to further develop this compound.

In addition, AstraZeneca recently completed analysis on two smaller monotherapy signal searching studies in 3rd line advanced colorectal cancer (CRC) and 2nd line advanced non-small cell lung cancer (NSCLC). Neither of these studies reached their primary endpoint of delaying disease progression versus the randomized comparators in the overall population; however, there was evidence of anti-tumor activity in the NSCLC study.

The data from these studies will be presented at forthcoming medical congresses.  AstraZeneca remains committed to the evaluation of MEK inhibitors and to better define their use in oncology clinical practice.

Array will hold a conference call on Thursday, December 20, 2007, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, will lead the call.

Conference Call Information
Date:	Thursday, December 20, 2007
Time:	9:00 a.m. eastern time
Toll-Free:	877-852-6575
Toll:	719-325-4777
Pass Code:	3043001
Web Cast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 3043001.

About AZD6244 (ARRY-886)

AZD6244 is an anti-cancer drug in Phase II development in a range of tumours.  It is a small molecule inhibitor that targets a key position in the Ras/Raf/MEK/ERK signalling pathway. This pathway is implicated in the development and progression of cancers.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer and inflammatory diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at large market opportunities.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

About Array’s Proprietary Drug Development Pipeline

Array’s pipeline includes four cancer and two inflammatory disease programs, which were all invented at Array and are owned 100% by the Company, including:

•                  ARRY-543, an ErbB-2 / EGFR dual inhibitor, entering multiple Phase 1b/2 clinical studies in cancer patients over the next 12 months;

•                  ARRY-797, a novel p38 inhibitor, in a Phase 2 clinical trial to treat patients with post-operative dental pain and planning to study it in other inflammatory diseases;

•                  ARRY-162, a MEK inhibitor for inflammatory disease, which recently completed a Phase 1b trial in combination with methotrexate in patients with stable rheumatoid arthritis (RA).  Array plans to begin a Phase 2 trial with ARRY-162 in RA patients in early 2008;

•                  ARRY-520, a small molecule Kinesin Spindle Protein (KSP) inhibitor, in a Phase 1 clinical trial in cancer patients;

•                  ARRY-380, an oral, selective ErbB-2 inhibitor, in a Phase 1 clinical trial in cancer patients;

•                  ARRY-614, a p38 / Tie-2 inhibitor, which has completed regulated safety assessment testing.  Array is preparing an IND application and plans to file it over the next month.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of December 19, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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